MEMORANDUM OF UNDERSTANDING

The following represent the agreed terms with respect to the licensing agreement (“The Agreement”) between G-Form LLC and Forward Inc
August 26, 2011

  All G-form products that currently exist and all future products with the G-Form look will be sold under the G-Form branding.

  Forward branded products incorporating G-Form technology (hereinafter “The Technology”) will generally be distinguished by a more office-oriented look.  They will include such things already being worked on and new products developed at Forward’s direction and will continue to have a distinctly different look from the G-form branded products.

  Forward products incorporating The Technology will include mutually agreeable G-Form co-branding as previously envisioned (e.g., “Powered By G-Form”).

  Joint IP can be used by Forward in Forward branded products and may also be used by G-Form in G-Form branded products; the looks need to be made distinct per the above general guidelines.

  G-Form will bear all costs on its IP.  Forward and G-Form will share [*] in costs relating to joint P. Forward will bear all costs on its own IP.

  Forward’s licensed territory to sell its products will be the following:

  The sale of Forward branded products including The Technology to any IT focused store in any country but specifically excluding sport related or lifestyle stores that lack IT focus.

  The sale of Forward branded products including The Technology to any B to B opportunities such as HP, Lenovo, and any corporate opportunities that are not consumer market outlets however specifically excluding sales to military or through military channels.

  The sale of current G-Form branded electronic protection products to any IT focused store or B to B opportunity in any country until such time when Forward is able to launch its own Forward-branded product line.  For such sale of G-Form branded product prior to such launch, G-Form and Forward will split [*] the Contribution Margin (defined as Net Sales less all direct variable costs, including cost of goods sold, sales commissions, and delivery charges) of these G-Form branded products sales and the royalty rate in bullet #10 will not apply to these sales.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

  After Forward launches its own Forward-branded product line, Forward may sell G-Form branded electronic protection products to any B to B opportunity in any country, but the compensation for such sales will be by mutual agreement, on a case by case basis, and the royalty rate in bullet #10 will not apply.

  G-Form may sell its own branded products in any area, however any sales by G-Form into US IT focused retail stores (e.g., Staples, Best Buy) shall be credited towards Forward’s royalty (i.e. G--Form Net Sales multiplied by [*] (Forward’s royalty rate in bullet #10 below)).

  Forward will have the exclusive right to use The Technology in Forward’s territory other than sport related or lifestyle stores that lack IT focus.  This includes the right to sell to sub-distributors, wholesalers and resellers that are part of Forward’s distribution channel.

  Forward will not sell products incorporating any other extreme protection technology during the term of The Agreement without the consent of G-Form.  This includes things such as Zoombang and D30 or any other material known for extreme impact protection.  No other extreme impact protection technology can be noted or featured on Forward products during the term of The Agreement.  G-Form will also make available to Forward whatever relevant agreements and exclusives that G-Form currently has or may obtain in the future (during the term of The Agreement) from Polyworks, Rogers Corporation or any other entity as they pertain to the protection of electronic devices.  Further, G-Form will represent and warranty to Forward that it has exclusive rights, access, and intellectual property associated with The Technology.

  Forward will pay to G-Form a royalty equal to [*] of the Net Sales price (defined as Gross Sales less; co-op advertising programs and other cash incentives, cash discounts, returns and warranties, and allowances for damages or missing goods) of any Forward-branded product sales incorporating The Technology.  The first twelve-month royalty period shall commence when Forward ships its first licensed product (“Initial Ship Date”).

  Upon execution of this Memorandum of Understanding, Forward will pay an advance against royalties in the amount of $500,000, which shall be credited towards the first year’s royalty payments.  Unless Forward makes payment in another form, upon execution of this Memorandum of Understanding a credit by G-form of the $500,000 royalty advance will be taken against the outstanding short term promissory notes currently in place between the companies totaling $490,000 and any royalty advance balance due thereafter will be paid within 30 days.  If Forward does not meet any year’s minimum sales level, it may supplement its royalty payments to reach required levels that would have been due at the sales level to maintain exclusivity.  The following are the minimum net wholesale levels that Forward needs to reach in order to maintain exclusivity and the G-Form license:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

  [*] during the first 12 months from Initial Ship Date

  [*] during the second 12 months from Initial Ship Date

  [*] during the third 12 months from Initial Ship Date

  G-Form will supply parts containing The Technology to Forward at G-Form’s cost from Polyworks, Rogers Corporation or any other G-Form supplier.  Forward will pay G-Form’s invoices for these parts in 15 days from invoice date.  G-Form will acquire Forward’s parts on the same cost basis as it acquires its own.

  Forward will bear the costs for development of Forward brand products.  Immediately upon execution of this Memorandum of Understanding, Forward may draw on G-Form’s development services, and to the extent G-Form provides development, G-Form will charge on a project by project or hourly rate as agreed between the parties.

  Immediately upon execution of this Memorandum of Understanding, Forward may begin selling G-Form branded products incorporating The Technology in accordance with section 6c.

  After the first year, The Agreement may be terminated at any time by Forward with six months notice and all royalties and other outstanding charges due paid.  The Agreement may be terminated by G-Form if there is an uncorrected, material breach by Forward of the terms of The Agreement.  Following termination, there will be a wind-down period for Forward to dispose of inventory, subject to an ongoing duty to pay royalties to G-Form.

  This Memorandum of Understanding is a binding agreement between the parties.  Within 30 days of signing this Memorandum of Understanding or sooner, G-Form and Forward will use commercially reasonable efforts to replace this Memorandum of Understanding with a mutually agreeable license agreement that will include the above points and such other terms and provisions as are generally necessary and appropriate for such an agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Accepted by:

/s/ Brett M. Johnson
Signature

Brett M. Johnson CEO 8/30/2011
Name/Forward/ Title/Date

/s/ Daniel Wyner
Signature

Daniel Wyner CEO 8/29/2011
Name/G-Form/ Title/Date

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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